Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Beats Revenue Guidance for Quarter; Reaffirms Full Year Guidance of 43 - 60% Revenue Growth

Hackensack, NJ – September 9, 2016 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the first quarter ended July 31, 2016.

First Quarter and Recent Business Highlights:

•	First quarter revenue of $3.7 million; significantly above revenue guidance range of $3.25 - $3.5 million

•	Reaffirms full year revenue guidance for FY2017 of $16 - $18 million

•	Delivered third consecutive quarter of record TOS bookings

•	Signed significant AML study with major pharmaceutical company

•	Signed second co-clinical trial

•	Enrolled first patient in co-clinical trial

Joel Ackerman, Champions Oncology CEO, stated, “we continued to build momentum achieving another quarter of strong revenue growth and delivering our third consecutive quarter of record TOS bookings, setting the stage for continued positive results heading into next quarter.. We have produced this revenue growth while controlling our expenses, putting us on a path to cash flow breakeven by the end of our fiscal year.”

Financial Results

For the first quarter of 2017, revenue was $3.7 million, as compared to $2.8 million for the first quarter 2016, an increase of 30%. Total operating expense for the first quarter 2017 was $6.2 million as compared to $5.7 million for the first quarter 2016, an increase of 8.3%.

For the first quarter of 2017 and 2016, Champions reported a loss from operations of $2.5 million and $2.9 million, respectively. Excluding stock-based compensation of $1.1 million and $775,000 for the three months ended July 31, 2016 and 2015, Champions recognized a loss from operations of $1.4 million and $2.1 million, respectively.

Operating Results

Translational Oncology Solutions (TOS):

Exhibit 99.1

TOS revenue was $3.2 million and $2.3 million for the three months ended July 31, 2016 and 2015, respectively, an increase of $900,000 or 35.2%. The increase is due to increased bookings in prior quarters, both in the number and size of the studies, and the addition of new customers.

TOS cost of sales was $2.0 million and $1.6 million for the three months ended July 31, 2016 and 2015, respectively, an increase of $400,000, or 27.1%. For the three months ended July 31, 2016 and 2015, gross margin for TOS was 35.1% and 31.0%, respectively. The increase in TOS cost of sales was due to an increase in TOS studies. The improvement in gross margin was due to higher TOS revenue leveraged off the fixed cost component of the lab and effective management of the variable lab costs.

Personalized Oncology Solutions (POS):

POS revenue was $511,000 and $485,000 for the three months ended July 31, 2016 and 2015, respectively, an increase of $26,000 or 5.4%. The increase is primarily the result of growth in sequencing revenue of $115,000 offset by a decline in implant and drug panel revenue of $29,000 and $60,000, respectively.

POS cost of sales was $474,000 and $661,000 for the three months ended July 31, 2016 and 2015, respectively, a decrease of $187,000, or (28.3%). For the three months ended July 31, 2016 and 2015, gross margin for POS was 7.2% and negative (36.3%), respectively. The improvement is attributed to the increase in higher margin sequencing revenue and aggressively managing our lab costs.

Research and development expense was $1.2 million and $1.1 million for the three months ended July 31, 2016 and 2015, respectively, an increase of $100,000, or 10.1%. The increase is primarily due to an increase in salary expense. Sales and marketing expense for the three months ended July 31, 2016 and 2015 was $925,000 and $1 million, respectively, a decrease of $75,000, or (10.1%). The decrease is due to the consolidation of sales and marketing personnel resources of the POS and TOS division. General and administrative expense was $1.5 million and $1.3 million for the three months ended July 31, 2016 and 2015, respectively, an increase of $200,000, or 16.5%. The increase is due to an increase of $354,000 in stock compensation expense.

Conference Call Information:

The Company will host a conference call today at 8:30 a.m. EDT (5:30 a.m. PDT) to discuss its first quarter financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions”.

Full details of the Company’s financial results will be available Wednesday September 14, 2016 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended July 31, 2016 and 2015. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent

Exhibit 99.1

on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2016 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended July 31,
	2016	2015
Net loss - GAAP	$(2,546)	$(2,913)
Less:
Stock-based compensation	1,129	775
Net loss - non-GAAP	$(1,417)	$(2,138)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2016	2015
EPS – GAAP	$(0.26)	$(0.33)
Less:
Effect of stock-based compensation on EPS	0.11	0.09
EPS - non-GAAP	$(0.15)	$(0.24)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2016	2015
TOS operating revenue	3,159	2,337
POS operating revenue	$511	$485
Total operating revenue	$3,670	$2,822
Cost of TOS	2,049	1,612
Cost of POS	474	661
Research and development	1,211	1,100
Sales and marketing	925	1,029
General and administrative	1,534	1,317
Loss from Operations	$(2,523)	$(2,897)
Other Income (Expense)	(9)	(10)
Net Loss before provision for income taxes	$(2,532)	$(2,907)
Income taxes	14	6
Net Loss	$(2,546)	$(2,913)

Condensed Consolidated Balance Sheets as of (Unaudited)

	July 31, 2016	April 30, 2016
Cash and cash equivalents	$4,463	$2,585
Accounts receivable	1,628	1,312
Other current assets	349	443
Total current assets	6,440	4,340

Restricted cash	150	150
Property and equipment, net	590	618
Goodwill	669	669
Total assets	$7,849	$5,777
Accounts payable and accrued liabilities	$1,729	$2,167
Deferred revenue	2,697	3,139
Total current liabilities	4,426	5,306
Other Non-current Liability	247	233
Stockholders’ equity	3,176	238
Total liabilities and stockholders’ equity	$7,849	$5,777

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended July 31,
	2016	2015
Cash flows from operating activities:
Net Loss	$(2,546)	$(2,913)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,129	775
Depreciation and amortization expense	45	37
Allowance for doubtful accounts	(2)	—
Changes in operating assets and liabilities	(1,080)	(442)
Net cash used in operating activities	(2,454)	(2,543)

Cash flows from investing activities:
Purchases of property and equipment	(17)	(29)
Net cash used in investing activities:	(17)	(29)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	4,340	—
Payment of issuance costs related to 2015 Private Placement	—	(18)
Capital lease payments	(6)	(7)
Issuance of common stock	15	—
Net cash provided by (used in) financing activities:	4,349	(25)

Increase (decrease) in cash and cash equivalents	1,878	(2,597)
Cash and cash equivalents, beginning of period	2,585	9,357
Cash and cash equivalents, end of period	$4,463	$6,760